Exhibit 10.40

MORTGAGE LOAN PURCHASE AGREEMENT

This Mortgage Loan Purchase Agreement is dated and effective as of September 6, 2002, (the "Agreement"), between E-Loan, Inc., having an address at 5875 Arnold Road, Dublin, California 94568 (the "Seller"), and Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 (the "Purchaser").

R E C I T A L S

The Seller desires to sell and transfer to the Purchaser from time to time, and the Purchaser desires to purchase from the Seller from time to time, certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by the Purchaser and the Seller, including all servicing rights relating thereto (as defined herein, the "Mortgage Loans"), upon such terms set forth below.

In consideration of the promises and the mutual agreements and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Unless the context otherwise requires, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supercede such term:

Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

Agencies: Both Fannie Mae and Freddie Mac.

Agreement: This Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

Appraised Value: With respect to any Mortgage Loan, the value of the related Mortgaged Property based upon the lesser of (i) the appraisal made for the originator at the time of origination of the Mortgage Loan or (ii) the purchase price of the Mortgaged Property at the time of origination of the Mortgage Loan, provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made at the time of origination of such refinanced Mortgage Loan.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of California, are authorized or obligated by law or executive order to be closed.

Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

Closing Date: With respect to each sale and purchase of a Mortgage Loan Package as contemplated hereunder, the closing date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the related Trade Confirmation and Purchase Confirmation.

Conventional Mortgage Loan: A Mortgage Loan that is not insured by the FHA or guaranteed by the VA.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

Custodial Agreement: The agreement, if any, executed by the Seller, the Purchaser and the Custodian governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, in a form acceptable to the Purchaser.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement, as therein provided.

Cut-off Date: With respect to each sale and purchase of a Mortgage Loan Package as contemplated hereunder, the cut- off date as set forth in the related Purchase Confirmation.

Due Date: The day of the month on which a Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Escrow Account: An account or accounts maintained by the Seller, or the Seller's predecessor in interest, maintained for the deposit of Escrow Payments received in respect of one or more Mortgage Loans.

Escrow Payments: The amounts held in Escrow Accounts which include amounts being held for payment of taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor pursuant to any Mortgage Loan.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Government Mortgage Loan: A Mortgage Loan insured by the FHA or guaranteed by the VA.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine the Mortgage Interest Rate for such Mortgage Loan.

HMDA: The Home Mortgage Disclosure Act, as amended.

HUD: The Department of Housing and Urban Development or any successor thereto.

Index: With respect to each Adjustable Rate Mortgage Loan, the Index shall mean the rate per annum as set forth in the related Mortgage Loan Schedule with respect to each Segment.

Initial Purchaser: Countrywide Home Loans, Inc.

Interest Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

Interim Servicing Period: The period commencing with the related Closing Date and ending with the related Servicing Transfer Date.

LGC: A loan guarantee certificate issued by the VA.

Lifetime Mortgage Interest Rate Cap: The absolute maximum Mortgage Interest Rate payable for an Adjustable Rate Mortgage Loan, above which the Mortgage Interest Rate shall not be adjusted, as provided in the related Mortgage Loan Schedule.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount to the Appraised Value of the Mortgage Loan.

MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

MIC: A mortgage insurance certificate issued by HUD.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other such instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or a first lien upon a leasehold estate of Mortgagor, as the case may be.

Mortgage File: The file containing the Mortgage Loan Documents, all other documents in connection with the origination of a particular Mortgage Loan and all documents, files and other information reasonably necessary to service the Mortgage Loans.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, exclusive of any primary mortgage insurance, as adjusted from time to time in accordance with the provisions of the related Mortgage Note, if applicable.

Mortgage Loan: A mortgage loan identified in the Mortgage Loan Schedule which is sold pursuant to this Agreement, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Mortgage File, the Monthly Payments, Principal Prepayments, any related Escrow Accounts, the Servicing Rights and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting the Mortgage Loan Package.

Mortgage Loan Documents: The following documents pertaining to any Mortgage Loan:

(a) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of __________" and signed in the name of the Seller by an authorized officer;

(b) The original Assignment of Mortgage for each Mortgage Loan from the Seller to blank;

(c) The original Mortgage with evidence of recording thereon;

(d) The originals of all intervening assignments of mortgage with evidence of recording thereon; and

(e) The original mortgagee title insurance policy.

Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation and identified on a Mortgage Loan Schedule.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) information sufficient to uniquely identify such Mortgage Loan; (ii) the Mortgage Interest Rate as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) the LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, and (vii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Net Escrow Payments: Escrow Payment balances remaining after advances by the Seller for taxes and insurance to the extent documented under a detailed statement provided to the Purchaser.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust to be formed as part of a publicly or privately traded, rated or unrated mortgage pass-through, pay- through or other mortgage-backed securities transaction.

Periodic Mortgage Interest Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of a Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Adjustment Date above the Mortgage Interest Rate previously in effect, equal to the rate set forth in the related Mortgage Loan Schedule, as applicable.

Primary Mortgage Insurance Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer, providing coverage at least equal to the level of coverage required by the Agencies at the time the related Mortgage Loan was originated if such Mortgage Loan was to be eligible for sale to, and securitization by, either Fannie Mae or Freddie Mac.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Confirmation: Those certain purchase confirmations substantially in the form of Exhibit D hereto, executed by the Seller and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the Purchase Price for such Mortgage Loans, the Closing Date, the Cut-off Date and the Servicing Transfer Date.

Purchase Price: The purchase price to be paid by the Purchaser for the Mortgage Loans (including the Servicing Rights relating thereto) which, unless otherwise specified in the Purchase Confirmation, shall equal the product of (a) the Purchase Price Percentage, times (b) the Stated Principal Balance of the Mortgage Loans.

Purchase Price Percentage: The purchase price percentage set forth in the Purchase Confirmation.

Purchase Proceeds: The purchase proceeds to be paid by the Purchaser for the Mortgage Loans constituting each Mortgage Loan Package, as set forth in a funding schedule in the form of Exhibit A hereto.

Purchaser: Any entity which purchases the Mortgage Loans pursuant to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Unless the context requires otherwise, all references to "Purchaser" in this Agreement shall be deemed to include such Purchaser's successors in interest, assignees or designees.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by the Agencies and whose claims paying ability is rated in the two highest rating categories by the Standard & Poor's Ratings Group or Moody's Investors Service with respect to primary mortgage insurance and in the two highest rating categories by Best's with respect to hazard and flood insurance.

Reconstitution Agreements: Any of the agreement or agreements entered into by the Purchaser and/or certain third parties, and if necessary the Seller, on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans conveyed hereunder, in connection with a Whole Loan Transfer or a Pass-Through Transfer as set forth in Section 4.3.

Reconstitution Date: The date or dates on which any or all of the Mortgage Loans purchased pursuant to this Agreement shall be reconstituted as part of a Whole Loan Transfer or a Pass-Through Transfer pursuant to Section 4.3.

Repurchase Price: With respect to any Mortgage Loan, a price equal to the sum of (a) the product of (i) the unpaid principal balance of the Mortgage Loan at the time of repurchase, and (ii) the greater of par or the Purchase Price Percentage (subject to any adjustments as contemplated in the Transaction Documents, if any), plus (b) interest on such unpaid principal balance at the Mortgage Interest Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus (c) any outstanding escrow advances and any outstanding servicing advances made by the Purchaser on account of the Mortgage Loan.

Segment(s): One or more segments of Mortgage Loans (each, a "Segment") comprising the segment(s) of Mortgage Loans set forth in the related Mortgage Loan Schedule, whether individually or in the aggregate, as applicable.

Servicing Rights: With respect to each Mortgage Loan, any and all of the following: (a) all rights to service the Mortgage Loans; (b) any payments or monies payable or received for servicing the Mortgage Loans; (c) any late fees, assumption fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such Servicing Rights and all rights of the Seller thereunder, including, but not limited to, any clean-up calls and termination options; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected with respect thereto; (f) all accounts and other rights to payments related to any of the property described in this paragraph; (g) possession and use of any and all Mortgage Files pertaining to the Mortgage Loans or pertaining to the past, present, or prospective servicing of the Mortgage Loans; and (h) all rights, powers and privileges incident to any of the foregoing.

Servicing Transfer Date: With respect to each sale and purchase of Mortgage Loans as contemplated hereunder, the servicing transfer date as set forth in the related Purchase Confirmation, or such other date as the Purchaser may select upon reasonable notice to the Seller.

Stated Principal Balance: The unpaid principal balance of the Mortgage Loans at the Cut-off Date.

Trade Confirmation: A letter agreement executed by the Seller and the Purchaser prior to the applicable Closing Date confirming the general terms and conditions of a prospective transaction contemplated herein and identifying certain of the loan characteristics of the Mortgage Loans constituting the Mortgage Loan Package to be purchased hereunder.

Transaction Documents: With respect to any Mortgage Loan Package purchased by the Purchaser hereunder, the related Trade Confirmation, the related Purchase Confirmation and this Agreement.

VA: The Department of Veterans Affairs.

Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

ARTICLE II

SALE OF THE MORTGAGE LOANS

Section 2.1 Agreement of Sale. On each Closing Date, the Seller does hereby agree to sell, convey, transfer and assign to the Purchaser all right, title and interest in and to the Mortgage Loans, all in accordance with the terms and conditions set forth herein. The Seller confirms that its agreement to sell, convey, transfer and assign to Purchaser the Mortgage Loans as provided in this Agreement shall occur automatically each time it enters into a Purchase Confirmation with the Purchaser and accepts payment from the Purchaser as provided herein. On and after each Closing Date, the Seller shall hold the Mortgage Loan Documents and Mortgage Files in trust for the Purchaser and shall act only in accordance with the terms of this Agreement and the Purchaser's instructions with respect thereto.

Section 2.2 Payment of the Purchase Proceeds. On each Closing Date, the Purchaser shall pay to the Seller the Purchase Proceeds, by wire transfer in immediately available funds to the account designated by the Seller. Upon completion of the wire transfer to the Seller's designated account, the Purchaser shall own the Mortgage Loans and the Servicing Rights, free and clear of any lien or encumbrance whatsoever.

Section 2.3 Entitlement to Payment on the Mortgage Loans. The Purchaser shall be entitled to all collections and recoveries of principal and interest received or applied to any Mortgagor's account after each Cut-off Date. All payments and remittances on the Mortgage Loans received by the Seller after the Closing Date and payable to the Purchaser shall be paid promptly to the Purchaser in accordance to the terms set forth in Article IV or Article V, as applicable.

Section 2.4 Examination of Mortgage Loan Documents by the Purchaser. Prior to each Closing Date, the Purchaser shall have the right to review the Mortgage File and, based on its review, decline to purchase any Mortgage Loan which the Purchaser, in its sole discretion, determines not to be in compliance with each of the representations and warranties contemplated hereby or which is otherwise unsatisfactory to the Purchaser in its reasonable discretion. It is expressly understood by the parties that the Purchaser is purchasing the Mortgage Loans for the express purpose of reselling such Mortgage Loans to a subsequent purchaser and, as such, the Purchaser's right to decline to purchase any of the Mortgage Loans as contemplated above may be directly influenced by the results of such subsequent purchaser's own due diligence on the Mortgage Loans. The Seller agrees to deliver or make available to the Purchaser a complete Mortgage File for each Mortgage Loan on or before such date as may be reasonably requested by the Purchaser. The fact that the Purchaser has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's right to demand repurchase or to avail itself of any other remedy available hereunder. Notwithstanding anything contained herein to the contrary, should there be a material adverse change in the characteristics of the Mortgage Loans remaining after the exclusion or rejection of one or more Mortgage Loans by the Purchaser as contemplated above, the Purchaser may, in its sole discretion, elect not to purchase the remaining Mortgage Loans and the Purchaser shall have no liability therefor.

Section 2.5 Delivery of Mortgage Loan Documents. At least two (2) Business Days prior to each Closing Date, the Seller shall deliver the Mortgage Loan Documents with respect to each Mortgage Loan to the Purchaser or a bonded third party custodian (the "Custodian") and, in the case of the latter, shall cause the Custodian to deliver to the Purchaser a custodian's certification pursuant to which the Custodian certifies to the Purchaser that (i) with respect to each Mortgage Loan, it has in its possession originals of each of the Mortgage Loan Documents, (ii) all of the Mortgage Loan Documents appear on their face to be genuine originals or copies, as applicable, and (iii) upon the Purchaser's wiring of the Purchase Proceeds to the Seller, that the Custodian shall hold the Mortgage Loan Documents with respect to each Mortgage Loan in trust for the Purchaser and will, subsequent thereto, act only in a manner consistent with the Purchaser's instructions with respect thereto. In the event that any of the Mortgage Loan Documents set forth in clauses (c) through (e) of the definition of Mortgage Loan Documents in Article I have not been delivered to the Purchaser in the time specified above (the "Missing Documents") either because such Missing Documents have not been returned by the applicable public recording office with respect to items (c) and (d), or because the final original title policy has not yet been issued by the title company with respect to item (e), then the Seller shall deliver to the Purchaser certified true and correct copies of the same and shall further deliver the originals of any such Missing Documents promptly upon its receipt thereof, but in no event later than ninety (90) days from the Closing Date. If the Seller fails to deliver any of the Missing Documents relating to a Mortgage Loan within the time specified above, the Seller shall, upon written request from the Purchaser, repurchase such Mortgage Loan in accordance with Section 3.3.

Section 2.6 Conditions to Closing. The Purchaser's obligations hereunder with respect to any Mortgage Loan Package are subject to the fulfillment of the following conditions precedent. In the event that any of the conditions set forth below are not satisfied, the Purchaser shall not have any obligation to purchase any of the Mortgage Loans or to pay the Purchase Proceeds as contemplated hereunder and shall instead be entitled, in its sole discretion, to terminate this Agreement in its entirety.

(a) Each of the representations and warranties made by the Seller hereunder shall be true and correct in all material respects as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement.

(b) The Seller shall have delivered to the Purchaser all of the Mortgage Loan Documents in accordance with Section 2.5 and a complete Mortgage File with respect to each Mortgage Loan.

(c) Each of the terms and conditions set forth herein which are required to be satisfied on or before the related Closing Date shall have been satisfied unless waived by the prejudiced party(ies).

(d) The Seller shall have delivered to the Purchaser on or before the related Closing Date the following documents:

(1) an executed Agreement;

(2) the Mortgage Loan Schedule, which shall include, without limitation, the Stated Principal Balance of each Mortgage Loan;

(3) an executed Funding Schedule, in the form of Exhibit A hereto;

(4) an executed Officer's Certificate, in the form of Exhibit B hereto;

(5) an executed Authorized Signatories Agreement, in the form of Exhibit C hereto;

(6) an executed Purchase Confirmation, in the form of Exhibit D hereto; and

(7) such other documents related to the purchase and sale of the Mortgage Loans and the Servicing Rights as the Purchaser may reasonably request.

(e) The documents specified in subsection (d)(1) and (d)(5) shall only be required with respect to the initial Closing Date unless the Purchaser subsequently requests the Seller to reexecute such documents.

Section 2.7 Record Title. With respect to each Mortgage Loan, record title to each Mortgage and the related Mortgage Note shall be transferred by the Seller to the Purchaser. The Seller shall, at the option of the Purchaser, either (i) prepare and cause to be recorded the Assignment of Mortgage for each Mortgage Loan and shall, promptly upon its receipt of each original recorded Assignment of Mortgage from the applicable recording office, deliver the same to the Purchaser, (ii) prepare and deliver to the Purchaser an original Assignment of Mortgage either in blank, in either case, within the time and in the manner specified in Section 2.5, or (iii) with respect to any Mortgage Loan registered on the MERS System, cause the MERS System to reflect the Purchaser as the owner of the Mortgage Loan and the Servicing Rights related thereto. The Seller shall bear the cost and expense related to (A) providing all Assignments of Mortgages and endorsements of Mortgage Notes for any transfer of record title required hereunder with respect to the obligations of the Mortgage Notes and the underlying security interest related to each Mortgage Loan, (B) recording title of the Mortgage Loans including, but not limited to, recording fees and fees for title policy endorsements, and (C) causing the MERS System to reflect the Purchaser as the owner of the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties Respecting the Seller. The Seller represents, warrants and covenants to the Purchaser that, as of each Closing Date:

Auto paragraph numbering, level 1. (a) The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is qualified to transact business in and is in good standing under the laws of each state where a Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification and no demand for such qualification has been made upon the Seller by any state having jurisdiction and in any event the Seller is or will be in compliance with the laws of any such state to the extent necessary to insure the enforceability of each Mortgage Note and the sale of the Mortgage Loans and Servicing Rights as contemplated by this Agreement;

(b) The Seller has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Seller has the full power and authority to hold each Mortgage Loan and to sell each Mortgage Loan and the Servicing Rights;

(c) Neither the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans or the Servicing Rights to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's certificate of incorporation or bylaws or result in a material breach of any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

(d) The Seller is an approved seller/servicer for the Agencies, in good standing with each such agency, and is a mortgagee approved by the Secretary of HUD pursuant to sections 203 and 211 of the National Housing Act. No event has occurred, including but not limited to, a change in insurance coverage, which would make the Seller unable to comply with Fannie Mae, Freddie Mac or HUD-eligibility requirements or which would require notification to the Agencies or HUD;

(e) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(f) There is no action, suit, proceeding, investigation or litigation pending or, to the best of the Seller's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Seller, would adversely affect the sale of the Mortgage Loans or the Servicing Rights to the Purchaser, or the Seller's ability to perform its obligations under this Agreement;

(g) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the terms of the Mortgage Loans, the delivery of the Mortgage Files to the Purchaser, the sale of the Mortgage Loans and the Servicing Rights to the Purchaser or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date; and

(h) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes, the Mortgages and/or the Servicing Rights by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect and applicable to this transaction.

Section 3.2 Representations and Warranties Regarding Individual Mortgage Loans. With respect to each Mortgage Loan and unless otherwise indicated in the related Trade Confirmation and/or Purchase Confirmation, the Seller represents and warrants to the Purchaser that as of the related Closing Date:

(a) The information set forth in the Mortgage Loan Schedule, the Transaction Documents and in each Mortgage File is complete, true and correct;

(b) All payments required under the terms of the Mortgage Note to be made on or prior to the Closing Date have been made; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required under the Mortgage Loan; and there has been no delinquency of thirty (30) days or more in any payment by the Mortgagor thereunder during the last twelve (12) months. None of the Mortgagors is deceased and no Mortgage Loan is subject to any pending litigation, foreclosure, bankruptcy, insolvency, or reorganization proceeding. Notwithstanding the foregoing, with respect to any Mortgage Loan for which the Monthly Payment with a Due Date in the month of the related Closing Date has not been made, the Purchaser has nonetheless agreed to purchase such Mortgage Loan, provided, however, that if such Monthly Payment is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, by the last day of the month in which such payment is due, the Seller shall be deemed to have breached this warranty and representation with respect to such Mortgage Loan and such breach shall further be deemed to materially and adversely affect the value of such Mortgage Loan and the Purchaser's interest therein, and the Seller shall, at the Purchaser's option and not later than five (5) Business Days after receipt of notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price notwithstanding anything contained herein to the contrary. Nothing contained in this Section 3.2(b) shall in any way limit any other rights of the Purchaser as provided hereunder;

(c) There are no delinquent taxes, water charges, sewer rents, assessments, insurance premiums, leasehold payments, including assessments payable in future installments, or other outstanding charges affecting the related Mortgaged Property;

(d) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which are in the Mortgage File and have been or will be recorded, if necessary to protect the interests of the Purchaser, and which have been delivered to the Purchaser, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule, if executed prior to the related Closing Date;

(e) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f) All buildings upon, or comprising part of, the Mortgaged Property are insured by an insurer acceptable to the Agencies against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies (collectively, the "hazard insurance policy") contain a standard mortgagee clause naming the Seller, its successors and assigns as mortgagee and all premiums thereon have been paid. If upon origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), which require under applicable law that a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) be obtained, such flood insurance policy is in effect which policy conforms to the requirements of the Agencies. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at Mortgagor's cost and expense and, on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor's cost and expense and to obtain reimbursement therefor from the Mortgagor. Each Mortgage Loan has in place a fully-paid life of loan flood certification from a Fannie Mae or Freddie Mac approved vendor, assigned in care of the Purchaser, which provides for notification to the Purchaser of changes in designated flood areas which would affect such Mortgage Loan;

(g) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures including, without limitation, the Real Estate Settlement Procedures Act of 1974, as amended, consumer credit and privacy protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(h) The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(i) The Mortgage is a valid, existing and enforceable first lien on the Mortgaged Property, including all improvements on the Mortgaged Property, if any, subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording being acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and which do not adversely affect the Appraised Value (as defined in clause (i) of such definition) of the Mortgaged Property, and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. The Seller has full right to sell and assign the Mortgage to the Purchaser;

(j) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(k) All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan transaction and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

(l) The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m) The Seller is the sole owner and holder of the Mortgage Loan and the related Servicing Rights and is the custodian of the related Escrow Account, if applicable. The Mortgage Loan has neither been assigned nor pledged to any person other than one of Seller's mortgage warehouse lenders as identified by the Seller to the Purchaser, and the Seller has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan and the related Servicing Rights to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan and the related Servicing Rights to the Purchaser pursuant to the terms of this Agreement;

(n) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (a) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (b) (i) organized under the laws of such state, or (ii) qualified to do business in such state, or (iii) a federal savings and loan association or national bank having principal offices in such state, or (iv) not deemed to be doing business in such state under applicable law;

(o) The Mortgage Loan is covered by an ALTA lender's title insurance policy acceptable to the Agencies, issued by a title insurer acceptable to the Agencies and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (i)(a) and (b) above) the Seller, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage Note and/or Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Seller is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(p) There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and the Seller has not waived any default, breach, violation or event of acceleration;

(q) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to or equal with, the lien of the related Mortgage;

(r) All improvements which were considered in determining the Appraised Value (as defined in clause (i) of said definition) of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(s) Each Mortgage Loan was originated by a savings and loan association, savings bank, commercial bank, credit union, insurance company, or mortgage banking company which is supervised and examined by a federal or state authority, or by a mortgage originator approved by the Secretary of Housing and Urban Development pursuant to Sections 2.03 and 2.11 of the National Housing Act;

(t) The origination, servicing and collection practices with respect to each Mortgage Note and Mortgage including, without limitation, the establishment, maintenance and servicing of the Escrow Accounts and Escrow Payments, if any, since origination, have been conducted in all respects in accordance with the terms of Mortgage Note and in compliance with all applicable laws and regulations and, unless otherwise required by law or a Fannie Mae or Freddie Mac standard, in accordance with the proper, prudent and customary practices in the mortgage origination and servicing business. With respect to the Escrow Accounts and Escrow Payments, if any, all such payments are in the possession or under the control of the Seller and there exists no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(u) The Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

(v) The Mortgage and related Mortgage Note contains customary and enforceable provisions to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security intended to be provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage. The Mortgagor has not notified the Seller and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers and Sailors Civil Relief Act of 1940;

(w) The Mortgage Note is not and has not been secured by any collateral except the lien of the applicable Mortgage;

(x) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of the Agencies for appraisers, duly appointed by the originator, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to the Agencies, with such riders as are acceptable to the Agencies; such appraisal was conducted in compliance with all applicable laws and regulations and in accordance with the proper, prudent and customary practices in the appraisal business and represents the fair market value of the Mortgaged Property at the time of origination of the related Mortgage Loan;

(y) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(z) No Mortgage Loan contains a permanent or temporary "buydown" provision;

(aa) The Mortgagor has executed one or more statements to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loan. The Seller shall maintain all such statements in the Mortgage File;

(bb) No Mortgage Loan was made in connection with (a) the construction or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(cc) If any Mortgage Loan is indicated in the Transaction Documents as having a Primary Mortgage Insurance Policy, such policy provides coverage in an amount at least equal to that which would be required by the Agencies if such Mortgage Loan was being delivered for sale to, and securitization by, each Agency. In addition, and regardless if indicated in the Transaction Documents, each Mortgage Loan with either an LTV at origination or a current LTV (based on current market value and amortization) greater than eighty percent (80.00%) is and will be subject to a Primary Mortgage Insurance Policy which provides coverage in an amount at least equal to that which would be required by the Agencies if such Mortgage Loan was being delivered for sale to, and securitization by, each Agency. With respect to any Mortgage Loan which allows negative amortization, such Primary Mortgage Insurance Policy shall contain provisions to cover the potential negative amortization of such Mortgage Loan. All provisions of any Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan is exclusive of any such insurance premium;

(dd) The Mortgaged Property is lawfully occupied under applicable law and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

(ee) No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay;

(ff) The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(gg) Any future advances made to the Mortgagor prior to the related Closing Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to the Agencies. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(hh) If the Mortgaged Property is a condominium unit or a planned unit development, such condominium or planned unit development project meets the eligibility requirements of the Agencies;

(ii) The Mortgage Note and Mortgage are on forms acceptable to either of the Agencies;

(jj) The Mortgaged Property is located in the state indicated on the Mortgage Loan Schedule, and consists of a single parcel of real property with a detached single family residence erected thereon, or an individual condominium unit, or a 2-4 family dwelling or an individual unit in a planned unit development as defined by Fannie Mae, none of which is a mobile home or manufactured dwelling;

(kk) There are no circumstances or conditions with respect to the Mortgage, the Mortgage Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(ll) The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

(mm) The Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans of similar characteristics originated by the Seller generally;

(nn) Each Mortgage Loan is covered by a valid and transferable tax service contract with Transamerica, or such other vendor as may be reasonably acceptable to the Purchaser, which may be assigned without the payment of any fee by the Purchaser;

(oo) Each Mortgage Loan requires monthly payments sufficient to fully amortize the original principal balance of the Mortgage Loan over the original term of the Mortgage Loan as set forth in the related Mortgage Note and each monthly payment is due on the first day of each month. Unless indicated in the Mortgage Loan Schedule otherwise, no Mortgage Loan has negatively amortized nor shall any Mortgage Loan have any negative amortization after the related Closing Date. Except for any initial fixed term as indicated in the Mortgage Loan Schedule, the Mortgage Interest Rate for each Adjustable Rate Mortgage Loan adjusts annually in accordance with the related Mortgage Note. With respect to each Adjustable Rate Mortgage Loan, on each Interest Adjustment Date, the Mortgage Interest Rate shall be adjusted to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Mortgage Interest Rate Cap and the Lifetime Mortgage Interest Rate Cap as set forth in the respective Mortgage Note and the Mortgage Loan Schedule. Unless indicated in the Mortgage Loan Schedule otherwise, none of the Adjustable Rate Mortgage Loans contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable rate mortgage loan to a Fixed Rate Mortgage Loan. With respect to any Mortgage Loan which has been converted from an Adjustable Rate Mortgage Loan into a Fixed Rate Mortgage Loan, such conversion was done in strict accordance with the terms of the related Mortgage Note. The principal and interest due on each Mortgage Loan is calculated pursuant to the standard amortization (30/360 day interest accrual) method, unless otherwise provided in the Mortgage Note or applicable law;

(pp) Each Mortgage Loan conforms to, and at the time of origination was underwritten in accordance with, the credit underwriting guidelines as indicated in the Trade Confirmation and/or Purchase Confirmation;

(qq) As of the related Closing Date, the Seller shall have received neither actual nor constructive notice that either a Mortgage Loan will be paid in full (whether by virtue of a demand statement or otherwise) or that any Mortgagor has elected to convert the related Mortgage Loan into a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note;

(rr) Unless indicated on the related Trade Confirmation and/or Purchase Confirmation, no Mortgage Loan is subject to the requirements of Reg. Z, Section 226.32 of the Truth in Lending Act (12 C.F.R. Part 226.32);

(ss) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor or (b) paid by any source other than the Mortgagor or contains any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature; none of the Mortgage Loans is currently subject to a completion escrow and with respect to each Mortgage Loan which was subject to a completion escrow, all appropriate forms were delivered and are contained in the Mortgage File, including, without limitation, Agency Form 442.

(tt) No Mortgage Loan is an "equity loan" within the meaning of Section 50(a)(6), Article XVI of the Texas Constitution;

(uu) No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Seller or any other person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan; no predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the borrower to repay and the extension of credit which has no apparent benefit to the borrower, were employed in the origination of the Mortgage Loan; and

(vv) Any agreement with any servicer of the Mortgage Loans provides for the termination of the servicer on or prior to the related Servicing Transfer Date without the payment of any termination fee or other expense by the Purchaser.

Section 3.3 Remedies for Breach of Representations and Warranties. The representations and warranties set forth in Sections 3.1 and 3.2 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Furthermore, the absence of the Seller in either the chain of title or endorsement shall in no way limit the Purchaser's recourse against the Seller as provided in this Section 3.3 for a breach of one or more of the Seller's representations and warranties made herein. With respect to the representations and warranties contained in Article III that are made to the best of the Seller's knowledge, if it is discovered by either the Seller or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, the Purchaser shall be entitled to all the remedies to which it would be entitled for a breach of representation or warranty, including, without limitation, the repurchase requirements contained herein, notwithstanding the Seller's lack of knowledge with respect to the inaccuracy at the time the representation or warranty was made. For purposes of this Agreement, the term "to the best of the Seller's knowledge" means that the Seller reasonably believes such representation and warranty to be true, and has no knowledge or notice that such representation or warranty is inaccurate or incomplete, and, consistent with the standard of care exercised by prudent lending institutions, the Seller has conducted a reasonable inquiry to assure the accuracy and completeness of the applicable representation and warranty. Without in any way limiting the generality of the foregoing, any repurchase request made upon the Initial Purchaser by either Fannie Mae or Freddie Mac with respect to any Mortgage Loan shall be deemed to be conclusive evidence of the Seller's breach of one or more of its representations and warranties made by it hereunder and shall further be deemed to materially and adversely affect the value of any such Mortgage Loan, provided, however, that such repurchase request relates to one or more of the representations and warranties set forth herein. Without in any way limiting the generality of the foregoing, any repurchase request made upon the Initial Purchaser by a subsequent purchaser of the Mortgage Loans or a prospective purchaser's refusal to purchase any such Mortgage Loan from the Initial Purchaser, which repurchase request or refusal, as applicable, relates to a breach of any of the representations and warranties contained in Section 3.2, then such repurchase request or refusal, as applicable, shall be deemed to be conclusive evidence of the Seller's breach of one or more of its representations and warranties made by it hereunder and shall further be deemed to materially and adversely affect the value of any such Mortgage Loan. Without in any way limiting the generality of the foregoing, if the first scheduled payment due subsequent to the Cut-off Date is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, by the last day of the month in which it is due, the Seller shall, at the Purchaser's option and not later than five (5) Business Days after receipt of notice of such breach from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price.

Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of one or more of the Mortgage Loans or the Purchaser's interest therein, the party discovering such breach shall give prompt written notice to the other. The Seller shall have a period of sixty (60) days from the earlier of the discovery of a breach by the Seller or the receipt by the Seller of notice of a breach within which to correct or cure such breach. If any such breach cannot be corrected or cured within such sixty (60) day period, the Seller shall, at the Purchaser's option and not later than sixty (60) days after its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.1 and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Section 3.3 shall be accomplished by wire transfer of immediately available funds on the repurchase date to an account designated by the Purchaser.

At the time of repurchase, the Purchaser and the Seller shall arrange for the reassignment of the repurchased Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Purchaser or its custodian relating to such Mortgage Loan. The Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.1 or 3.2 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with the relevant provisions of this Agreement.

Section 3.4 Indemnification of the Purchaser. In addition to the repurchase obligations set forth in Section 3.3, the Seller shall defend and indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from any claim, demand, defense or liability based upon or arising out of any act or omission on the part of the Seller in receiving, processing, funding or servicing any Mortgage Loan, or from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the Seller's representations and warranties contained in this Article III. Without limiting in any way the repurchase obligations of the Seller set forth in Section 3.3 and indemnification obligations of the Seller set forth in this Section 3.4, the Purchaser shall have the right to offset from any amount it owes or is otherwise required to pay to the Seller hereunder or under any other agreement with the Seller any amount that the Seller owes or is otherwise required to pay to the Purchaser hereunder or under any other agreement with the Purchaser. In addition to the obligations of the Seller set forth in this Article III, the Purchaser may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages.

Section 3.5 Prepayment and Conversion Protection. In the event that any of the Mortgage Loans are (i) paid in full or (ii) converted to a Fixed Rate Mortgage Loan, in either case, on or prior to the Servicing Transfer Date, or (iii) subject to a breach of the representation set forth in Section 3.2(qq), the Seller shall, with respect to each such Mortgage Loan, pay to the Purchaser the product of (a) the positive difference, if any, between the Purchase Price Percentage (subject to any adjustments as contemplated in the Transaction Documents) and 100%, times (b) the unpaid principal balance of such Mortgage Loan at the time such Mortgage Loan is paid in full or converted, as applicable (the "Premium Recapture Amount"). In the event any Mortgage Loan is paid in full after the related Cut-off Date and on or prior to the related Closing Date, the Seller shall, in addition to the Premium Recapture Amount, pay the Purchaser the accrued interest paid by the Purchaser for such Mortgage Loan. Nothing contained in this Section 3.5 shall in any way limit the rights of the Purchaser to all collections and recoveries of principal and interest received or applied to any Mortgagor's account and the Seller's obligation to remit such recoveries of principal and interest to the Purchaser as provided in Section 2.3. The rights conferred to the Purchaser under this Section 3.6 shall be in addition to those rights conferred to the Purchaser under Section 3.2(b), the Trade Confirmation and/or the Purchase Confirmation.

Section 3.6 Payment Default Protection. If the first Monthly Payment with a Due Date subsequent to the Closing Date is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, by the last day of the month in which such payment is due, the Seller shall, at the Purchaser's option and not later than five (5) Business Days after receipt of notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price. The rights conferred to the Purchaser under this Section 3.6 shall be in addition to those rights conferred to the Purchaser under Section 3.2(b), the Trade Confirmation and/or the Purchase Confirmation.

Section 3.7 Post-Closing Appraisal Review. Without in any way limiting or affecting any rights and remedies of the Purchaser, including, without limitation, the remedies accorded the Purchaser under Section 3.3 of this Agreement, the Purchaser shall have the right, within thirty (30) days after the related Closing Date, or the date on which the appraisal in the Mortgage File relating to the Mortgaged Property is received by the Purchaser from the Seller, whichever is later, to obtain an appraisal, broker's price opinion, drive-by appraisal or any other comparable valuation measure with respect to any Mortgaged Property (collectively, the "Review Appraisal"). If the value of a Mortgaged Property as of the date of the original appraisal, as determined by the Review Appraisal, is less than the value of the appraisal in the Mortgage File by (i) ten percent (10%) or more for a Mortgage Loan with an original LTV of less than or equal to eighty percent (80%) or (ii) five percent (5%) or more for a Mortgage Loan with an original LTV of greater than eighty percent (80%), the Purchaser may, at the Purchaser's sole option, notify the Seller of the variance by providing the Seller with a copy of the Review Appraisal. Upon the Purchaser giving such notice of the variance to the Seller, the Seller shall repurchase the Mortgage Loan at the Repurchase Price not later than ten (10) Business Days after the Seller's receipt of such notice from the Purchaser. The rights conferred to the Purchaser under this Section 3.6 shall be in addition to those rights conferred to the Purchaser under Section 3.2(b), the Trade Confirmation and/or the Purchase Confirmation.

Section 3.8 Post-Closing Examination of Mortgage Loans. As may be indicated in the related Purchase Confirmation, the parties may agree that the Purchaser shall have the right, after the Closing Date, to review the Mortgage File (and such other documents) for each Mortgage Loan in a Mortgage Loan Package and, based on its review, request the Seller to repurchase any Mortgage Loan which the Purchaser, in its sole discretion, determines not to be in compliance with each of the representations and warranties contemplated in the Transaction Documents or which is otherwise unsatisfactory. With respect to any Mortgage Loan reviewed by the Purchaser on a post-closing basis which the Seller is obligated to repurchase from the Purchaser hereunder, the Seller shall, within five (5) Business Days of the Purchaser's request therefor, repurchase any such Mortgage Loan at the Repurchase Price.

ARTICLE IV

INTERIM SERVICING OF THE MORTGAGE LOANS

Section 4.1 General. The Mortgage Loans will be purchased by the Purchaser and sold by the Seller on a servicing-released basis and the purchase of the Mortgage Loans by the Purchaser shall, for all purposes, include all Servicing Rights relating thereto. From the related Closing Date to the Servicing Transfer Date, the Seller shall interim service the Mortgage Loans in strict accordance with the terms of this Agreement and, to the extent not inconsistent herewith, the servicing standards of the Agencies. Without limiting the generality of the foregoing, the Seller shall not take, or fail to take, any action which would result in the Purchaser's interest in the Mortgage Loans being adversely affected. It is expressly understood by the Seller that, during the Interim Servicing Period, the Purchaser may either securitize the Mortgage Loans (whether into one or more Fannie Mae or Freddie Mac mortgage backed securities) with such securities to be issued during the Interim Servicing Period or market the Mortgage Loans for sale to a whole loan investor and, as such, the Seller agrees to comply with all reasonable requests of the Purchaser made prior to the related Servicing Transfer Date in order to effectuate the foregoing including, without limitation, any request for information or documentation in connection with any Mortgage Loan which the Purchaser deems is necessary to carry out the foregoing including, without limitation, all HMDA data required by the Agencies.

Section 4.2 Reporting and Remittance. Within five (5) Business Days following the conclusion of each calendar month reporting and remittance cycle occurring during the Interim Servicing Period (each, a "Reporting Cycle"), if any, the Seller shall forward to the Purchaser with respect to the Mortgage Loans a full set of tapes and a trial balance as of the end of each such Reporting Cycle, which tapes and trial balance shall include information relating to all payment and other activity on the Mortgage Loans. With respect to any payments of principal or interest (including all prepayments) received, or applied to any Mortgagor's account, by the Seller during the Interim Servicing Period (or prior to the Closing Date, if any such payments were not reflected in the calculation of the Purchaser Proceeds), the Seller shall remit to the Purchaser all such payments of principal and interest on the Mortgage Loans no later than the fifth (5th) day of the month following the conclusion of each Reporting Cycle and, with respect to the month in which the related Servicing Transfer Date occurs, no later than the fifth (5th) Business Day thereafter.

Section 4.3 Whole Loan Transfers or Pass-Through Transfers. The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, the Purchaser may effect either one or more Whole Loan Transfers, and/or one or more Pass-Through Transfers.

(a) Whole Loan Transfers. With respect to each Whole Loan Transfer entered into by the Purchaser, the Seller agrees:

(i) to cooperate reasonably with the Purchaser and any prospective purchaser with respect to all reasonable requests;

(ii) to execute or acknowledge, at the Purchaser's discretion, an assignment by the Purchaser to a successor purchaser of some or all of the Mortgage Loans, which Mortgage Loans will be assigned subject to the representations and warranties set forth in this Agreement; and

(iii) to restate on the Reconstitution Date, all representations and warranties made by the Seller pursuant to this Agreement with respect to the Mortgage Loans and with respect to the Seller itself.

(b) Pass Through Transfers. The Purchaser and the Seller agree that in connection with the completion of a Pass-Through Transfer, the Seller shall:

(i) provide the Purchaser with a certificate of a duly appointed officer of Seller that restates on the Reconstitution Date all representations and warranties made by the Seller pursuant to this Agreement with respect to the Mortgage Loans and with respect to the Seller itself, together with any additional representations and warranties which may be required to be made by it in connection with the Pass-Through Transfer;

(ii) if the Seller is required to be a party to any of the Reconstitution Agreements, to execute any Reconstitution Agreement required to effectuate the foregoing;

(iii) provide to any master servicer or trustee, as applicable, and/or the Purchaser any and all publicly available information and appropriate verification of information which may be reasonably available to the Seller, whether through letters of its auditors and counsel or otherwise, as the Purchaser, trustee or a master servicer shall reasonable request as to the related Mortgage Loans; and

(iv) provide all other assistance reasonably requested by the Purchaser in connection with completion of the Pass-Through Transfer.

With respect to any Pass-Through Transfer, the Purchaser shall be entitled to include in any disclosure document any information provided by the Seller and the Seller acknowledges and agrees that the related investors will be permitted to rely on such information. If the Purchaser determines that the Seller is required to be a party to any Reconstitution Agreement, the Seller shall execute such Reconstitution Agreement within a reasonable period of time, but in no event shall such time exceed ten (10) Business Days after mutual agreement between the Purchaser and the Seller as to the terms thereof. In addition to the foregoing, the Seller acknowledges that the Purchaser may complete a Pass-Through Transfer on or prior to the Servicing Transfer Date. In such event, the Seller agrees to undertake all additional obligations as may become necessary to facilitate the Pass-Through Transfer, including, without limitation, the assumption of the obligation to act as "master servicer" for the period starting on the closing of the Pass-Through Transfer through and including the Servicing Transfer Date and the preparation, execution and approval of all documents and disclosures incident thereto.

(c) Continuing Liabilities. All of the Mortgage Loans, including those Mortgage Loans that are subject to a Pass-Through Transfer or a Whole Loan Transfer, shall continue to be subject to this Agreement, and with respect thereto, this Agreement shall remain in full force and effect. In no event shall the Seller be relieved of its obligations set forth in Article III hereof.

ARTICLE V

TRANSFER OF SERVICING RIGHTS

Section 5.1 Transfer of Servicing. The Seller agrees to act reasonably, in good faith and in accordance with all applicable laws and regulations and to do all things necessary to effect the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date including, without limitation, complying with all instructions provided by the Purchaser relating to the transfer of the Servicing Rights.

Section 5.2 Obligations of the Seller Prior to the Servicing Transfer Date. Without limiting the generality of Section 5.1, the Seller shall take, or cause to be taken, the following actions with respect to the Mortgage Loans prior to the related Servicing Transfer Date (or within such time as may otherwise be specified below) in order to effect the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date:

(a) Preliminary Test Tape. On or prior to the related Closing Date, the Seller shall forward to the Purchaser a preliminary test tape (including master file, escrow file, payee file, ARM master file, ARM history, all HMDA data required by the Agencies, etc.) containing all of the Mortgage Loans as of the date mutually agreed upon by the Seller and the Purchaser. The preliminary test tape shall include all field descriptions and record layouts;

(b) Notice to Hazard Insurers. The Seller shall inform by written notice all hazard insurance companies and/or their agents of the transfer and request a change in the loss payee mortgage endorsement clause to the Purchaser's name. The Seller shall provide the Purchaser with a copy of the notification letter and an officer's written certification that all hazard insurance companies have been notified by an identical letter;

(c) Notice to Mortgage Insurance Companies. The Seller shall inform by written notice all mortgage insurance companies providing any Primary Mortgage Insurance Policy of the change in insured's name on each such policy to the Purchaser's name. The Seller shall provide the Purchaser with a copy of one notification letter and an officer's written certification that all such mortgage insurance companies have been notified by an identical letter;

(d) Tax Service Contracts. The Seller shall have obtained a life of loan, transferable real estate tax service contract with a tax service company reasonably acceptable to the Purchaser on all of the Mortgage Loans and shall assign all such contracts to the Purchaser or, in the alternative, the Seller shall notify the Purchaser as to any Mortgage Loans for which it has not procured the requisite contract and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee or premium that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

(e) Flood Certifications. The Seller shall have obtained a life of loan, transferable flood certification contract for each Mortgage Loan and shall assign all such contracts to the Purchaser or, in the alternative, the Seller shall notify the Purchaser as to any Mortgage Loans for which it has not procured the flood certification referenced above and shall pay to the Purchaser a fee for each such Mortgage Loan equal to the fee that is customarily charged for each such contract, as determined by the Purchaser in its reasonable discretion;

(f) Notice to Mortgagors. The Seller shall, no later than fifteen (15) days prior to the related Servicing Transfer Date, inform in writing all Mortgagors of the change in servicer from the Seller to the Purchaser, all in accordance with applicable law. The Seller shall obtain the Purchaser's approval of the form of such notifications prior to their mailing. The Seller acknowledges that the Purchaser's review of this notice shall not be a review for statutory or regulatory compliance purposes, and that the Seller shall have the sole responsibility for such compliance. The Seller shall provide the Purchaser with a copy of one notification letter and an officer's written certification that all Mortgagors have been notified by an identical letter;

(g) Payment of Real Estate Taxes. The Seller shall make or cause to be made all payments of all real estate taxes on the Mortgage Loans which (i) will be delinquent on or prior to the related Servicing Transfer Date, (ii) are required to be paid within thirty (30) days after the related Servicing Transfer Date to receive a discount, or (iii) will be delinquent within thirty (30) days after the related Servicing Transfer Date. If tax bills have not been received by the Seller by the related Servicing Transfer Date on any Mortgage Loans subject to this subsection, the Seller shall obtain and pay all tax bills subsequent to the related Servicing Transfer Date and the Purchaser will promptly reimburse the Seller upon receipt from the Seller of documentation evidencing such payment. On non-impounded accounts, the Seller shall ensure that all taxes which would otherwise be delinquent by the related Servicing Transfer Date, if not paid by such date, have been paid. With respect to each of the Mortgage Loans which do not have an impound or escrow account maintained for the payment of taxes and insurance, the Seller shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Seller's failure to pay, or cause to be paid, any delinquent taxes or tax penalties outstanding as of the related Servicing Transfer Date;

(h) Payment of Insurance Premiums. The Seller shall pay all hazard and flood insurance and Primary Mortgage Insurance Policy premiums required to be paid prior to the Servicing Transfer Date or within thirty (30) days after the Servicing Transfer Date on all impounded accounts relating to the Mortgage Loans and shall ensure that all premiums required to be paid prior to the Servicing Transfer Date by the Mortgagors on non-impounded accounts have been paid. With respect to each of the Mortgage Loans which do not have an impound or escrow account maintained for the payment of taxes and insurance, the Seller shall hold harmless and indemnify the Purchaser against any and all costs, expenses, penalties, fines, damages and judgments of whatever kind arising from the Seller's failure to ensure that the related Mortgagor is maintaining adequate insurance coverage on the Mortgaged Property at all times prior to the Servicing Transfer Date in accordance with the terms of the any document contained in the Mortgage File or any applicable law or regulation including, without limitation, adequate flood insurance coverage for all Mortgaged Properties located within an "A" or "V" flood hazard area;

(i) ARM Adjustments. With respect to each Adjustable Rate Mortgage Loan whose index value for any Interest Adjustment Date is available on or prior to the related Servicing Transfer Date, the Seller shall make all such adjustments and shall inform the related Mortgagors of such adjustments;

(j) Notice to Sub-servicers. On or prior to the related Closing Date, the Seller shall inform by written notice all sub- servicers who perform servicing obligations with respect to the Mortgage Loans of the sale of the Mortgage Loans to the Purchaser and of the transfer of the Servicing Rights to the Purchaser on the related Servicing Transfer Date. The Seller shall provide the Purchaser with a copy of the notification letter and an officer's certification that all sub-servicers have been notified by an identical letter; and

(k) Mortgage Loans in Litigation. On or prior to the related Servicing Transfer Date, the Seller shall (i) deliver written notification to the Purchaser of any Mortgage Loan in litigation (including, without limitation, bankruptcy and foreclosure proceedings) as of the Servicing Transfer Date, including in such written notification the names and addresses of all parties involved in such litigation and all documents related to such litigation, (ii) if requested by the Purchaser, notify the clerk of the court and all counsel of record involved in such litigation that ownership of such Mortgage Loan has been transferred to the Purchaser, and (iii) if requested by the Purchaser, cooperate with the Purchaser and cause the filing of appropriate court documents to substitute the Purchaser's attorney for the Seller's attorney and remove the Seller as a party to the litigation and substitute the Purchaser as the real party in interest.

Section 5.3 Obligations of the Seller after the Servicing Transfer Date. Without limiting the generality of Section 5.1, the Seller shall take, or cause to be taken, the following actions with respect to the Mortgage Loans within three (3) Business Days following the related Servicing Transfer Date (or within such time as may otherwise be specified below):

(a) Tape. The Seller shall furnish to the Purchaser all available computer or like records requested by the Purchaser reflecting the status of payments, balances and other pertinent information with respect to the Mortgage Loans as of the related Servicing Transfer Date (including, without limitation, (i) master file, (ii) escrow file, (iii) payee file, which includes comprehensive tax and insurance information identifying payee, payee address, next payment due date, next amount payable and policy number/parcel number, (iv) ARM master file, (v) ARM history, and (vi) all HMDA data required by the Agencies). Such records shall include magnetic tapes reflecting all computer files maintained on the Mortgage Loans and shall include hard copy trial balance reports as specifically requested by the Purchaser;

(b) Mortgage File. If the Seller has not already done so, the Seller shall have forwarded a complete Mortgage File with respect to each Mortgage Loan;

(c) Accounting Reports. The Seller shall furnish to the Purchaser copies of all accounting reports relating to the Mortgage Loans as of the related Servicing Transfer Date including, without limitation, a trial balance and reports of collections, delinquencies, prepaids, curtailments, escrow payments, escrow balances, partial payments, partial payment balances and other like information with respect to the Mortgage Loans;

(d) Other Documentation. The Seller shall provide the Purchaser any and all further documents reasonably required by the Purchaser in order to fully transfer to the Purchaser possession of all tangible evidence of the Servicing Rights and escrow, impound and trust funds transferred hereunder;

(e) Transfer of Escrow Funds and Other Proceeds. The Seller shall transfer to the Purchaser, by wire transfer to the account designated by the Purchaser, an amount equal to the sum of (i) the Net Escrow Payments, (ii) all undistributed insurance loss draft funds, (iii) all unapplied funds received by the Seller, (iv) all unapplied interest on escrow balances accrued through the related Servicing Transfer Date, (v) all buydown funds held by the Seller as of the related Servicing Transfer Date, and (vi) all other amounts held by the Seller with respect to the Mortgage Loans as of the related Servicing Transfer Date for which the Seller is not entitled to retain (collectively, the "Escrow Proceeds"). Within five (5) Business Days following the Purchaser's receipt of the Escrow Proceeds, the Seller and the Purchaser shall resolve any discrepancies between the Seller's accounting statement and the Purchaser's reconciliation with respect thereto. No later than ten (10) Business Days following the related Servicing Transfer Date, the Seller or the Purchaser, as the case may be, shall transfer to the other, by wire transfer to the designated account, any amounts to which the other party is entitled; and

(f) Mortgage Payments Received After Servicing Transfer Date. The Seller shall promptly forward to the Purchaser any payment received by it after the related Servicing Transfer Date with respect to any of the Mortgage Loans, whether such payment is in the form of principal, interest, taxes, insurance, loss drafts, insurance refunds, etc., in the original form received, unless such payment has been received in cash or by the Seller's lock box facility, in which case the Seller shall forward such payment in a form acceptable to the Purchaser. The Seller shall notify the Purchaser of the particulars of the payment, which notification shall set forth sufficient information to permit timely and appropriate processing of the payment by the Purchaser.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

(i) if to the Seller:

To the address and contact set forth in the related Purchase Confirmation.

With a copy to: General Counsel

(ii) if to the Purchaser:

Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, California 91302
Attn: Mr. Michael W. Schloessmann, Vice President

With a copy to: General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 6.2 Intention of the Parties. Pursuant to this Agreement, the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or any other security. Accordingly, the Seller and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans and the Servicing Rights. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Servicing Rights and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

Section 6.3 Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 6.4 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c) references herein to "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 6.5 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 6.6 Further Agreements. The Seller shall execute and deliver to the Purchaser and the Purchaser shall execute and deliver to the Seller such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 6.7 Execution of Agreement. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement shall be deemed binding when executed by both the Purchaser and the Seller. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Section 6.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller without the consent of the Purchaser. This Agreement may be assigned, pledged or hypothecated or otherwise transferred or encumbered by the Purchaser, in whole or part, without the consent of the Seller. If the Purchaser assigns all of its rights as the Purchaser hereunder relating to some or all of the Mortgage Loans, the assignee of the Purchaser, upon notification to the Seller, will become the "Purchaser" hereunder with respect to such Mortgage Loans assigned hereby.

Section 6.9 Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any relevant jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

Section 6.10 Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and expenses of its custodian. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees, fees for title policy endorsements and continuations and the Seller's attorney's fees, shall be paid by the Seller.

Section 6.11 Attorneys' Fees. If any claim, legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or because of a dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that claim, action or proceeding, in addition to any other relief to which such party may be entitled.

Section 6.12 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California applicable to agreements entered into and wholly performed within said jurisdiction.

Section 6.13 Survival. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.

Section 6.14 Conflicts between Transaction Documents. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the Trade Confirmation or Purchase Confirmation, the terms of the Trade Confirmation or Purchase Confirmation, as the case may be, shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control.

Section 6.15 Entire Agreement. This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. The Seller and the Purchaser understand and agree that no employee, agent or other representative of the Seller or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchaser Confirmation. Neither this Agreement nor the Trade Confirmation nor the Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

Section 6.16 Confidentiality. The Seller and the Purchaser hereby acknowledge and agree that this Agreement shall be kept confidential and its contents will not be divulged to any party without the other party's consent except to the extent that it is appropriate for the Seller or the Purchaser to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies.

Section 6.17 No Solicitation. From and after the related Closing Date, the Seller agrees that it will not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Seller's behalf, to solicit in any manner whatsoever any Mortgagor for any purpose, including, without limitation, to prepay or refinance a Mortgage Loan. It is understood and agreed by the Seller and the Purchaser that all rights and benefits relating to the solicitation of any Mortgagors shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. The Seller shall use its best efforts to prevent the sale of the name of any Mortgagor to any person or entity.

Section 6.18 Non-Circumvention. The Seller and the Purchaser understand and agree that the Purchaser may introduce prospective buyers of the Mortgage Loans to the Seller, that such buyers are customers of the Purchaser and that relationships of the Purchaser to such buyers are confidential. The Seller agrees with respect to a particular buyer of the Mortgage Loans, the Seller will not, for the purpose of buying and selling other mortgage loans communicate with or sell such other mortgage loans to such buyer unless such buyer is or has been independently introduced to the Seller or the Seller has had previous dealings (other than any transactions involving the Purchaser) with such buyer.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

COUNTRYWIDE HOME LOANS, INC.,

the Purchaser

By: _____________________

Michael W. Schloessmann

Vice President

E-LOAN, INC.,

the Seller

By: _____________________

Name:

Title:

EXHIBIT A

FORM OF FUNDING SCHEDULE

COUNTRYWIDE HOME LOANS, INC.

Funding Schedule

________________________________

Closing Date [_______________]

The Purchase Proceeds due to the Seller for the Mortgage Loans is calculated as follows:
1)	Aggregate Principal Balance of Mortgage Loans as of [CUT-OFF DATE]:	$[AMOUNT]
2)	Purchase Price Percentage:	[PERCENTAGE]%
3)	Purchase Price Proceeds:	$[AMOUNT]
4)	Accrued Interest @ [xxx]%:	$[AMOUNT]
5)	Total Purchase Proceeds (Item 3 + Item 4):	$[AMOUNT]

The Seller hereby instructs the Purchaser to wire the Purchase Proceeds to the account designated below on the date hereof:

[WIRE INSTRUCTIONS]

Agreed to and Accepted by:

__________________________	COUNTRYWIDE HOME LOANS, INC.
By: _____________________ Name: Title:	By: _____________________ Name: Title:

CHL Internal     _________________________

                   _________________________

                   _________________________

                   _________________________

                   _________________________

EXHIBIT B

FORM OF OFFICER'S CERTIFICATE

I, ___________, hereby certify that I am a duly elected ________________ of _________________, a ____________ corporation (the "Seller"), and further certify on behalf of the Seller as follows:

1. Attached hereto are true and correct copies of the Certificate of Incorporation and Bylaws of the Seller as in full force and effect on the date hereof.

2. Each person who, as an officer or attorney-in-fact of the Seller, signed (a) the Mortgage Loan Purchase Agreement (the "Purchase Agreement") dated as of ____________________, by and between the Seller and Countrywide Home Loans, Inc., (b) the Purchase Confirmation (the "Purchase Confirmation") dated as of ____________________, by and between the Seller and Countrywide Home Loans, Inc., and (c) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of Mortgage Loans in accordance with the Purchase Agreement and/or Purchase Confirmation was, at the respective times of such signing and delivery, and is as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact.

3. Set forth below is the name, title and specimen signature of the person who has been duly elected and qualified to serve in the capacity set forth opposite his or her name:

Name	Title	Signature
_____________________	_____________________	_____________________
_____________________	_____________________	_____________________
_____________________	_____________________	_____________________

, and the signatures of such persons appearing on such documents are their genuine signatures.

4. All of the representations and warranties of the Seller contained in Article III of the Purchase Agreement and/or the Purchase Confirmation were true and correct in all material respects as of the related Closing Date of the Purchase Agreement and Purchase Confirmation.

5. The Seller has performed all of its duties and has satisfied all of the material conditions on its part to be performed or satisfied prior to the Closing Date pursuant to the Purchase Agreement and/or Purchase Confirmation.

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Seller.

Dated: ________________, 200_ _______________________________

By: ____________________________

Its: ____________________________

I, ___________, Secretary of _________________, hereby certify that __________ is a duly elected, qualified and acting _____________________ of _____________________ and that the signature appearing above is his or her genuine signature.

IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: ________________, 200_ _______________________________

By: ____________________________

Its: ____________________________

EXHIBIT C

FORM OF AUTHORIZED SIGNATORIES AGREEMENT

This Authorized Signatories Agreement is dated and effective as of ____________, 200_, between [SELLER], (the "Seller"), and Countrywide Home Loans, Inc. (the "Purchaser").

RECITALS

    The Seller has sold, or proposes to sell from time to time, to the Purchaser certain mortgage loans including the servicing rights related thereto (the "Mortgage Loans") in accordance with terms and conditions of that certain Mortgage Loan Purchase Agreement dated August ___, 2002 by and between the Seller and the Purchaser (the "Purchase Agreement").

    To facilitate the transfer and assignment of the Mortgage Loans from the Seller to the Purchaser under the Purchase Agreement, the Seller desires to appoint specific individuals employed by the Purchaser as authorized signatories (collectively, the "Authorized Signatories") pursuant to a certain Appointment of Authorized Signatories, the form of which is attached as Exhibit A hereto, for the sole and exclusive purposes of preparing and executing allonge note endorsements ("Endorsements") and/or preparing and executing mortgage assignments or beneficial interests in deeds of trust or similar instruments ("Assignments"), as applicable, with respect to the Mortgage Loans.

In consideration of the promises and the mutual agreements and undertakings set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    The Seller hereby authorizes the Authorized Signatories to prepare and execute Endorsements and/or Assignments, as applicable, relating to the Mortgage Loans sold by the Seller to the Purchaser under the Purchase Agreement. Such authority shall include the authority to record and/or file such Endorsements and Assignments with all applicable governmental recording agencies and any private electronic systems, including, without limitation, the MERS® System.

    The Purchaser agrees that the preparation and execution of the Endorsements and/or Assignments by the Authorized Signatories will be performed with due care.

    Other than the authorization granted herein, the Purchaser agrees that the Authorized Signatories will take no other action in the name of the Seller.

    The authority granted by the Seller to the Purchaser herein shall be in full force and effect and shall apply with respect to any Mortgage Loan sold by the Seller to the Purchaser under the Purchase Agreement.

    The Seller will provide Purchaser with a Secretary's Certificate that authenticates that the Seller's Board of Directors has taken the necessary corporate action to allow the appointment of and grant the authorizations to the Authorized Signatories as permitted herein, which such corporate action shall be in the form of board resolution substantially in the form of Exhibit B attached hereto.

IN WITNESS WHEREOF, the parties have duly executed this Authorized Signatories Agreement as of the date first above written.

E-LOAN, Inc.,

the Seller

By:

Name:

Title:

COUNTRYWIDE HOME LOANS, INC.,

the Purchaser

By:

Michael W. Schloessmann

Vice President

Exhibit A

To

Authorized Signatories Agreement

FORM OF APPOINTMENT OF AUTHORIZED SIGNATORIES

Pursuant to the authority granted me by a vote of the Board of Directors of [SELLER] dated as of [DATE], I hereby appoint the individuals listed below for the sole and exclusive purpose of executing allonge note endorsements and/or executing mortgage assignments or beneficial interests in deeds of trust or similar instruments, as applicable, relating to mortgage loans sold, or to be sold, by [SELLER], as identified on Exhibit A of that certain Authorized Signatories Agreement dated as of [DATE], by and between [SELLER] and Countrywide Home Loans, Inc.

[SELLER],

By: _______________________

Name:

Title:

Dated: _______________, 200_.

AUTHORIZED SIGNATORIES:

Araxie Ganoumian	Richard L. Wilson	Beth Wilson	Laura Villasenor
Myleen Evangelista	Christy Dellutri	Robin Dolatowski	Yolanda Perez
Sandra Fennell	Tracy Schreiner	Margaret Hassett	Joe Tharpe
Amy Millet	Margaret McCoy	Heidi Smalley	Nicole Walden
Susan Hahn	Karen Workman	Amy Hamlin	Yolanda Diaz
Mercedes Judilla	Angeles Medina	Debra Terrill	William C. Buell VI
Michael Schloessmann	Greg Petroski

Exhibit B

To

Authorized Signatories Agreement

FORM OF UNANIMOUS WRITTEN CONSENT OF DIRECTORS

We the undersigned, being all of the directors currently in office of __________ (the "Company"), do hereby consent, pursuant to the provisions of the Company's articles of incorporation, by-laws and all other governing documents, to the taking of and adopting the following actions for and on behalf of the Company:

APPROVED: that each of the following persons, acting singly, be, and each hereby is, authorized and empowered to appoint assistant secretaries, assistant mortgage officers, assistant vice presidents, vice presidents or other authorized signatories, and their successors, on behalf of the Company for the sole and exclusive purposes of, and with authority expressly limited to, executing mortgage assignments of beneficial interests in deeds of trust or similar instruments, note endorsements or allonges and any other documents necessary to effect the sales of loans to Countrywide Home Loans, Inc. or its nominee or assignee:

[Insert name of Company officer who is to sign Appointment of Authorized Signatories]

IN WITNESS WHEREOF, the undersigned have executed this unanimous written consent as of the ______day of _________________, 200__.

____________________ [Insert signature line for each board member]

EXHIBIT D

FORM OF PURCHASE CONFIRMATION

[COUNTRYWIDE LETTERHEAD]

[DATE]

[PURCHASER]

[STREET ADDRESS]

[CITY, STATE AND ZIP]

Attn: [CONTACT, TITLE]

Re: Purchase Confirmation

Gentlemen and Ladies:

This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. (the "Purchaser") and [SELLER] (the "Seller") sets forth our agreement pursuant to which the Purchaser is purchasing, and the Seller is selling, on a servicing-released basis, those certain mortgage loans identified in Exhibit A hereto and more particularly described herein (the "Mortgage Loans").

The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Mortgage Loan Purchase Agreement dated as of [DATE], between the Purchaser and the Seller (as amended herein and otherwise, the "Agreement"). By executing this Purchase Confirmation, each of the Purchaser and the Seller again makes, with respect to itself and each Mortgage Loan as of the related Closing Date or such other date as indicated in the Agreement, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1. Assignment and Conveyance of Mortgage Loans. Upon the Purchaser's payment of the Purchase Proceeds in accordance with Section 2.2 of the Agreement, the Seller shall sell, transfer, assign and convey to the Purchaser all of the right, title and interest of the Seller in and to the Mortgage Loans, including the Servicing Rights relating thereto.

2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below.

  Closing Date: [DATE].

  Cut-off Date: [DATE].

  Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan] [the Mortgage Loans in each Segment], and as set forth in Exhibit A hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans] [such Segment], and (ii) the purchase price percentage set forth in Exhibit A hereto for such [Mortgage Loan] [Mortgage Loans] [Segment], and (b) [accrued interest owing to the Seller on the Stated Principal Balance of the Mortgage Loans at a rate equal to the weighted average Mortgage Interest Rate of such Mortgage Loans, from the Cut-off Date through the day prior to the Closing Date, inclusive.] [accrued interest owing to the Seller on the Stated Principal Balance of each Mortgage Loan at a rate equal to the Mortgage Interest Rate of each such Mortgage Loan, from the date through which interest has last been paid (as of the Cut-off Date) through the day prior to the Closing Date, inclusive; provided, however, with respect to those Mortgage Loans for which interest has been paid through a date beyond the Closing Date, such accrued interest owing to Seller shall be reduced by the amount of interest accruing on the Stated Principal Balance of each such Mortgage Loan at a rate equal to the Mortgage Interest Rate of such Mortgage Loan, from the Closing Date to the day prior to the interest paid through date for such Mortgage Loan, inclusive.] [accrued interest owing to the Purchaser on the Mortgage Loans based on the scheduled principal balance as of the first day of the month preceding the Cut-off Date at a rate equal to the weighted average Mortgage Interest Rate of such Mortgage Loans, from the Closing Date through the thirtieth (30th) day of the month in which the Closing Date occurs, inclusive.]

  Servicing Transfer Date: [DATE].

3. Description of Mortgage Loans: Each Mortgage Loan complies with the specifications set forth below in all material respects.

  Loan Type: Each Mortgage Loan is a [Conventional] [Government] Mortgage Loan and a [Adjustable Rate] [Balloon] [Convertible] [Fixed Rate] Mortgage Loan.

[b. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six- month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication].

  Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

  Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with the Seller's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [conforms in all material respects to the GNMA mortgage eligibility criteria and is eligible for sale and securitization into a GNMA mortgage-backed security] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

4. Additional Stipulations Regarding Mortgage Loan Package.

[a. Prepayment [and Conversion] Protection. In addition to the any rights afforded the Purchaser in the Agreement, in the event that any of the Mortgage Loans are (i) paid in full [or (ii) converted to a fixed-rate mortgage loan, in either case,] on or prior to [DATE], or [(iii)] subject to a breach of the representation set forth in Section 3.2(qq) of the Agreement, the Seller shall, with respect to each such Mortgage Loan, pay to the Purchaser the product of (a) the positive difference, if any, between the Purchase Price Percentage (subject to any buyup or buydown adjustments as contemplated [in the Trade Confirmation]) and 100%, times (b) the unpaid principal balance of such Mortgage Loan at the time such Mortgage Loan is paid in full [or converted, as applicable] (the "Premium Recapture Amount"). In the event any Mortgage Loan is paid in full after the Cut-off Date and on or prior to the Closing Date, the Seller shall, in addition to the Premium Recapture Amount, pay the Purchaser the Accrued Interest paid by the Purchaser for such Mortgage Loan. Nothing contained in this Section 3.5 shall in any way limit the rights of the Purchaser to all collections and recoveries of principal and interest received or applied to any Mortgagor's account and the Seller's obligation to remit the such recoveries of principal and interest to the Purchaser as provided in Section 2.3.]

[b. Payment Default Protection. In addition to any rights afforded the Purchaser in the Agreement, if the [first Monthly Payment with a Due Date subsequent to the Closing Date][first Monthly Payment due under the Mortgage Note] is not received by the Purchaser, whether from the Mortgagor directly or forwarded by the Seller if the Mortgagor has submitted the payment to the Seller, [by the last day of the month in which such payment is due][within [INSERT] ([INSERT) days of its related Due Date], the Seller shall, at the Purchaser's option and not later than five (5) Business Days after receipt of notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price. The rights conferred to the Purchaser under this Section 3.6 shall be in addition to those rights conferred to the Purchaser under Section 3.2(b).]

[c. Post-Closing Appraisal Review. In addition to any rights afforded the Purchaser in the Agreement, the Purchaser shall have the right, within [thirty (30) days][twelve (12) months] after the Closing Date, or the date on which the appraisal in the Mortgage File relating to the Mortgaged Property is received by the Purchaser from the Seller, whichever is later, to obtain an appraisal, broker's price opinion, drive-by appraisal or any other comparable valuation measure with respect to any Mortgaged Property (collectively, the "Review Appraisal"). If the value of a Mortgaged Property, as determined by the Review Appraisal, is less than the value of the appraisal in the Mortgage File by (i) ten percent (10%) or more for a Mortgage Loan with an original LTV of less than or equal to eighty percent (80%) or (ii) five percent (5%) or more for a Mortgage Loan with an original LTV of greater than eighty percent (80%), the Seller shall, at the Purchaser's sole option, repurchase the related Mortgage Loan at the Repurchase Price not later than five (5) Business Days after the Seller's receipt of notice requesting same from the Purchaser.]

[d. Missing and Deficient Documents. Pursuant to Section 2.5 of the Agreement, the Seller is required to deliver to the Purchaser the Mortgage Loan Documents at least two (2) Business Days prior to the Closing Date. The Seller and the Purchaser acknowledge that as of the Closing Date, with respect to the Mortgage Loans identified in Exhibit E hereto, the Seller has not delivered the related Mortgage Loan Documents in accordance with Section 2.5 (the "Missing Documents") or, with respect to certain other Mortgage Loans also identified in Exhibit E hereto, certain Mortgage Loan Documents and/or Mortgage Files are deficient and/or incomplete for reasons detailed in Exhibit E (the "Deficient Documents"). [Pursuant to Section 2.4 of the Agreement, the Purchaser has the right, prior to the Closing Date, to review the Mortgage File and, based on its review, decline to purchase any Mortgage Loan which the Purchaser, in its sole discretion, determines not to be in compliance with each of the representations and warranties contained in the Agreement or which is otherwise unsatisfactory to the Purchaser in its reasonable discretion. The Seller and the Purchaser acknowledge that as of the Closing Date, with respect to the Mortgage Loans identified in Exhibit E hereto, the Seller has not delivered the related Mortgage Files in accordance with Section 2.4 (the "Missing Mortgage Files"), and as a result, the Purchaser has been unable to complete its review of the affected Mortgage Loans prior to the Closing Date.

In consideration of the Purchaser's agreement to purchase the Mortgage Loans identified in Exhibit E hereto on the Closing Date notwithstanding the foregoing, the Seller shall, with respect to Mortgage Loans with Missing Documents, deliver such Missing Documents to the Purchaser [no later than [DATE]][within thirty (30) days of the Closing Date], and, with respect to Mortgage Loans with Deficient Documents, cure such Deficient Documents to the satisfaction of the Purchaser [no later than [DATE][within thirty (30) days of the Closing Date][and, with respect to Missing Mortgage Files, deliver such Missing Mortgage Files to the Purchaser no later than [DATE]][within thirty (30) days of the Closing Date]. In the event that the Seller fails to comply with the requirements of the foregoing sentence, the Seller shall, upon written notice from the Purchaser, repurchase any such Mortgage Loan at the Repurchase Price within one (1) Business Day after the Seller's receipt of such written notice. [In addition, with respect to Missing Mortgage Files that are delivered to the Purchaser within the time frame required herein, the Purchaser shall have the right to complete its review of the related Mortgage Loan as contemplated under Section 2.4 of the Agreement, and, if as a result of such review, the Purchaser determines that it would have declined to purchase such Mortgage Loan, the Seller shall, upon written notice from the Purchaser, repurchase such Mortgage Loan at the Repurchase Price within one (1) Business Day after the Seller's receipt of such written notice.] The fact that the Purchaser decides not to require the Seller to repurchase any such Mortgage Loan where the Seller may otherwise be required to repurchase such Mortgage Loan hereunder shall not affect the Purchaser's right to demand repurchase of such Mortgage Loan or to avail itself of any other rights and remedies available to it under the Agreement. Nothing contained herein shall be deemed to waive any rights, remedies or privileges of the Purchaser including, without limitation, the remedies accorded the Purchaser under Sections 3.3 and 3.4.]

Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

COUNTRYWIDE HOME LOANS, INC.	[SELLER]
By: _____________________	By: _____________________
Michael W. Schloessmann Vice President	Name: Title:

Exhibit A to Purchase Confirmation

Mortgage Loans

(attached)